EX-31 Rule 13a-14(d)/15d-14(d) Certifications.


I, Helaine M. Kaplan, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the COMM 2013-CCRE13 Mortgage Trust(the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Situs Holdings, LLC, as Operating Advisor, CoreLogic Commercial Real Estate Services, Inc., as Servicing Function Participant, National Tax Search, LLC, as Servicing Function Participant, KeyBank National Association, as Primary Servicer, Prudential Asset Resources, Inc., as Primary Servicer, Wells Fargo Bank, National Association, as Primary Servicer for the 175 West Jackson Mortgage Loan, LNR Partners, LLC, as Special Servicer for the 175 West Jackson Mortgage Loan, U.S. Bank National Association, as Trustee for the 175 West Jackson Mortgage Loan, Wells Fargo Bank, National Association, as Certificate Administrator for the 175 West Jackson Mortgage Loan, Wells Fargo Bank, National Association, as Custodian for the 175 West Jackson Mortgage Loan, Park Bridge Lender Services LLC, as Operating Advisor for the 175 West Jackson Mortgage Loan, CoreLogic Commercial Real Estate Services, Inc. as Servicing Function Participant for the 175 West Jackson Mortgage Loan, National Tax Search, LLC as Servicing Function Participant for the
175 West Jackson Mortgage Loan, Wells Fargo Bank, National Association, as Primary Servicer for the 60 Hudson Street Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for the 60 Hudson Street Mortgage Loan, U.S. Bank National Association, as Trustee for the 60 Hudson Street Mortgage Loan, Park Bridge Lender Services LLC, as Operating Advisor for the 60
Hudson Street Mortgage Loan, CoreLogic Commercial Real Estate Services, Inc. as Servicing Function Participant for the 60 Hudson Street Mortgage Loan, and National Tax Search, LLC as Servicing Function Participant for the 60 Hudson Street Mortgage Loan.

        Dated: March 26, 2015


        /s/ Helaine M. Kaplan


        President
        (senior officer in charge of securitization of the depositor)